UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. _)

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box: ☐

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

PHUNWARE, INC.
Name of registrant as specified in its charter)

Goldenwise Capital Group Limited GoldenFuture Capital Investment Ltd Richard (HUAKUN) Ding Mona (XUAN) Zhang
(Names of Persons Filing Proxy Statement if other than the Registrant)

(Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11f

A LETTER FROM RICHARD DING,

GOLDENWISE CAPITAL GROUP LIMITED

November 2, 2026

Dear Fellow Phunware Shareholders:

I am Richard Ding, founder and controlling member of Goldenwise Capital Group Limited ("Goldenwise"), which is the investment manager of GoldenFuture Capital Investment Ltd ("GoldenFuture," "GoldenFuture Fund") (the three to be known collectively as the "Goldenwise Group" or "Ding Group"), which I also founded and serve as director.  We hold  voting power over 1,899,168.00 shares of the Company's common stock, representing about 9.2% of the outstanding shares.

I believe that the Company's Board of Directors (the "Board") needs to change in order to ensure that the Company is being managed and governed to maximize shareholder value.  I have thus nominated  Mona (Xuan) Zhang ("Ms. Zhang", "Xuan Zhang" or "Mona Zhang") for election to the Board of Directors at the upcoming Annual Meeting of Shareholders, to be held on December 17, 2026 at 11:00 A.M. Eastern Time, including any adjournments, postponements or continuations thereof and any meeting which may be called in lieu thereof (collectively the "Annual Meeting").  The Annual Meeting will be held virtually at the following website: www.cesonlineservices.com/phun26_vm.

Goldenwise has nominated Ms. Zhang, whom I believe is exceptionally well qualified, because I believe that Phunware can have a bright future, but achieving that goal forward will require significant changes in leadership.  As a significant shareholder, my interests are fully aligned with yours, and Ms. Zhang and I are committed to working for improved performance for all of us.

At the upcoming meeting, shareholders will elect one (1) director to the Board of Directors, which currently has three (3) members.

We urge you to carefully consider the information in the attached Proxy Statement and then support our efforts by signing, dating and returning the enclosed GOLD universal proxy card today. The attached Proxy Statement and the enclosed GOLD universal proxy card are first being mailed to shareholders on or about November 2, 2026.

If you have already voted for the incumbent management slate on the Company's WHITE proxy card, you have every right to change your vote by signing, dating, marking your vote and returning a later dated GOLD universal proxy card as indicated in this proxy statement or by voting in person at the Annual Meeting.

If you wish to share your perspectives on how to maximize shareholder value at Phunware, please feel free to contact me directly.  If you have any questions or require any assistance with your vote, please contact Saratoga Proxy Consulting LLC ("Saratoga") , which is assisting us, at its address and toll free number listed below.

I look forward to continuing to engage with you about improving the Phunware Board and positioning the Company for success.

Thank you for your support and consideration,

Richard Huakun Ding

Goldenwise Capital Group Limited

ding@gwisecapital.com
+1 (416) 558-0050

If you have any questions, require assistance in voting your GOLD universal proxy card,

or need additional copies of our proxy materials,

please contact us by the telephone or email listed below.

Saratoga Proxy Consulting LLC

520 8th Avenue, 14th Floor

New York, NY  10018

(212) 257-1311

(888) 368-0379  toll-free

info@saratogaproxy.com

2026 ANNUAL MEETING OF STOCKHOLDERS

OF PHUNWARE, INC.

_________________________

PROXY STATEMENT
OF
GOLDENWISE CAPITAL GROUP LIMITED,

GOLDENFUTURE CAPITAL INVESTMENT LTD,

AND RICHARD (HUAKUN) DING

________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD UNIVERSAL PROXY CARD TODAY

This proxy statement and the accompanying GOLD proxy card are being furnished to shareholders of Phunware, Inc. by Richard (Huakun) Ding ("Mr. Ding") for the 2026 Annual Meeting of the Company, which will be held virtually at 11:00 A.M. Eastern Time on December 17, 2026 using the following website: www.cesonlineservices.com/phun26_vm.

At the Annual Meeting Mr. Ding, on behalf of Goldenwise Capital Group Limited, will propose that Mona (Xuan) Zhang should be elected to the Board of Directors, for a three-year term, and the shareholders will thus have an opportunity to vote on her nomination.  Shareholders will thus have an opportunity:

1. To elect Mona (Xuan) Zhang to the Board of Directors.

2. To vote on management proposals to ratify the selection of the Company's auditor, consider a non-binding vote on executive compensation and to consider the frequency of future votes on executive compensation.

3. To transact such other business that may properly come before the Annual Meeting.

This Proxy Statement and the enclosed GOLD universal proxy card are first being mailed to shareholders on or about  November 2, 2026.

The Company has disclosed that the Annual Meeting will take place as a virtual meeting at the date, time and location disclosed above.  For further information on how to attend and vote at the Annual Meeting and by proxy please see the "Attending the meeting; voting procedures; broker non-votes and discretionary voting" section of this proxy statement.

The Board is currently composed of three (3) directors, each serving a three-year term.  One (1) director will be elected to a three-year term at the 2026 Annual Meeting.  Through this Proxy Statement and enclosed GOLD universal proxy card, the Ding Group is soliciting proxies to elect Ms. Zhang.  The Ding Group is not seeking your proxy to vote "for" or "against" or to "withhold" your proxy as to any other item that may properly come before the Annual Meeting.

The Company's proxy statement advises that another shareholder, Yue Yin, has submitted a letter stating an intent to nominate Yue Yin for the board of directors, but did not comply with the Company's bylaws and will not appear on the Company's WHITE card.  It is possible, however, that you  may receive proxy materials from Yue Yin and a proxy card other than the Ding Group's GOLD card or the Company's WHITE card.  Any such effort would be independent of the Ding Group's efforts to elect Ms. Zhang.  Do NOT return any proxy card you may receive from Yue Yin.  The Ding Group and the Company will each be using a universal proxy card for voting on the election of directors at the Annual Meeting, which will include the names of all nominees for election to the Board and all other items in the Company's proxy materials.

Shareholders will have the ability to vote for the Ding Group's nominee on the enclosed GOLD universal proxy card, which will include the name of Ms. Zhang and the Company's nominee.  Shareholders will also have the opportunity to vote using the GOLD universal proxy card for all items on the Company's proxy card.

Because the Ding Group's GOLD universal proxy card will allow you to vote for all items that may come before the meeting, there is thus no need to use the Company's WHITE universal proxy card to vote on all items, regardless of how you vote, and we urge you to discard the WHITE universal proxy card and to vote using the GOLD universal proxy card.  However you vote, though, we recommend that shareholders vote in favor of Ms. Zhang to achieve a Board composition that the Ding Group believes is in the best interest of all shareholders.

If elected, Ms. Zhang, subject to her fiduciary duty as a director, will seek to work with the other members of the Board to evaluate all opportunities to enhance shareholder value.  If Ms. Zhang is elected, she would be in a minority on the Board, and it is uncertain that she would be able to implement the actions that he believes to be necessary to unlock shareholder value.  There is no assurance that anyone nominated by the Company would be willing to serve as a director if Ms. Zhang should be elected. The name, background and qualifications of the Company's nominee and other information about that nominee and other members of the Board of Directors can be found in the Company's proxy statement.  Ms. Zhang's background and qualifications are described below.

IF YOU SUBMIT A VALIDLY EXECUTED GOLD PROXY CARD, IT WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.

YOU MAY MARK INSTRUCTIONS WITH RESPECT TO ONLY ONE (1) OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1.  IF YOU DO NOT INDICATE ANY INSTRUCTION WITH RESPECT TO PROPOSAL 1, THE GOLD PROXY CARD WILL BE VOTED AS FOLLOWS: "FOR" MS. ZHANG.

WITH RESPECT TO PROPOSALS 2, 3 AND 4 (MANAGEMENT PROPOSALS):  YOUR SHARES WILL BE VOTED ON THE GOLD CARD ONLY AS DIRECTED.  IF YOU DO NOT PROVIDE AN INSTRUCTION WITH RESPECT TO ANY OF THESE PROPOSALS, THE NAMED PROXIES (NAMED IN THE GOLD PROXY CARD) WILL VOTE YOUR PROXY TO "ABSTAIN" ON SUCH OTHER PROPOSALS.

THE NAMED PROXIES WILL ALSO EXERCISE THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, SUBJECT TO APPLICABLE LAW.

The Company has set the close of business of October 19, 2026 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date").  According to the Company, as of the Record Date, there were 20,676,345 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

Members of the Ding Group and, Ms. Zhang are the only "participants" in this solicitation(hereinafter collectively "the Goldenwise Parties"). None of these participants has a substantial interest in Phunware, Inc. other than ownership of shares as follows:

Of the 20,676,345 outstanding shares of common stock (reported by the Company as of the Record Date), Goldenwise is the record owner of 500 shares and manages 681,934  shares on behalf of GoldenFuture Capital Investment Ltd, which beneficially owns 681,934  shares, and on behalf of individual clients in separately managed accounts, which beneficially hold 1,216,734 shares. As to these shares, Mr. Ding has voting discretion and buy/sell discretion.  A list of these holdings as of November 2, 2026 transactions in Phunware common stock in the past two years appear in Appendix 1 to this proxy statement.

We urge you to carefully consider the information in this Proxy Statement and then support our efforts by signing, dating and returning the enclosed GOLD universal proxy card today.

THIS SOLICITATION IS BEING MADE BY THE DING GROUP AND NOT ON BEHALF OF THE BOARD OR MANAGEMENT OF THE COMPANY OR ANY OTHER PARTY.  THE DING GROUP IS NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING OTHER THAN AS SET FORTH IN THIS PROXY STATEMENT, THE NOTICE OF MEETING CIRCULATED BY THE COMPANY AND PROXY STATEMENT CIRCULATED BY THE COMPANY.  SHOULD OTHER MATTERS, OF WHICH THE DING GROUP ARE NOT AWARE AT A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GOLD UNIVERSAL PROXY CARD WILL EXERCISE THEIR DISCRETION TO VOTE ON SUCH MATTERS.

MR. DING URGES YOU TO SIGN, DATE AND RETURN THE  GOLD UNIVERSAL PROXY CARD "FOR" THE ELECTION OF MS. ZHANG.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY THE COMPANY OR BY YUE YIN, YOU MAY REVOKE THAT PROXY AND VOTE ON EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD UNIVERSAL PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting-This Proxy Statement and our GOLD universal proxy card are available at www.saratogaproxy.com/PHUN or www.sec.gov and through Saratoga Proxy Consulting LLC, whose contact information appears above.

IMPORTANT

Your vote is important, no matter how many shares of Common Stock you own.  The Ding Group urges you to sign, date, and return the enclosed GOLD universal proxy card today to vote FOR the election of Mona Zhang to the Board of Directors.

•	If your shares of Common Stock are registered in your own name, please sign and date the enclosed GOLD universal proxy card and return it to the Ding Group, c/o Saratoga in the enclosed postage-paid envelope today.

•	If your shares of Common Stock are held in a brokerage account or bank, you are considered the beneficial owner of the shares of Common Stock, and these proxy materials, together with a GOLD voting instruction form, are being forwarded to you by your broker or bank. As a beneficial owner, if you wish to vote, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your shares of Common Stock on your behalf without your instructions.

•	Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed GOLD voting instruction form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed GOLD voting instruction form in the enclosed pre-paid return envelope.

As the Ding Group is using a "universal" proxy card, which includes Ms. Zhang, the Company's nominee and all items proposed by the Company, there is no need to use any other proxy card regardless of how you intend to vote. However, the Ding Group strongly urges you NOT to sign or return any proxy card or voting instruction form that you may receive from the Company or from Yue Yin.  Even if you return the Company's WHITE card or any other card, it may revoke any proxy card you may have previously sent to us.

If you have any questions, require assistance in voting your GOLD universal proxy card, or need additional copies of the Ding Group's proxy materials, please contact Saratoga at the phone number or email below.

Saratoga Proxy Consulting LLC

520 8th Avenue, 14th Floor

New York, NY  10018

(212) 257-1311

(888) 368-0379  toll-free

info@saratogaproxy.com

BACKGROUND TO THE SOLICITATION

The following is a chronology of material events leading up to this proxy solicitation.

December 2025:  The Ding Group begins purchasing Phunware shares.

March 20, 2026: The Ding Group files an original Schedule 13D showing 5.5% holdings of outstanding shares of Phunware.

March 25, 2026:  As portfolio manager of the Ding Group, Richard Ding initiates contact with Phunware's Board Chairperson Elliot Han by email.  Mr. Han does not reply to the email.

March 26, 2026:  Richard Ding emails Board Chairperson Elliot Han stating: "I am interested in engaging constructively with the Board.  Please let me know a convenient time to speak."  Mr. Han does not reply to the email.

March 30, 2026: Richard Ding emails Board Chairperson Elliot Han, suggesting working collaboratively with the board and management to help position the company for improved performance and long-term value creation.  Mr. Han does not reply to the email.

March 31, 2026:  The Ding Group files an amended Schedule 13D showing holdings that reach 6.1% of outstanding shares.  The Schedule states that the Ding Group intends to raise various matters, including "the Company's governance, capital allocation, strategic direction, and overall performance" and to "explore the possibility of contributing more directly to the Company's future, including through potential board representation."

March 31, 2026:  Richard Ding emails Board Chairperson Elliot Han stating, "I look forward to speaking with you. If you believe an in-person meeting would be helpful, I'm prepared to travel to San Francisco to meet with you." Mr. Han does not reply to the email.

April 1, 2026:  Mr. Ding contacts Phunware's General Counsel, Chris Olive, and asks him to help forward emails to all Board members. Mr. Olive agreed to do so. However, none of the Board members reply to any of Mr. Ding's emails throughout April 2026.

April 6, 2026:  The Company's outside counsel, Todd Kaye, emails Richard Ding to request on the Board's behalf his views and any proposals for the board to consider.

April 7, 2026:  Richard Ding responds with an email highlighting concerns about Board composition and alignment with shareholders; capital allocation discipline; strategic focus and execution; and governance and accountability.

April 8, 2026:  Richard Ding emails Board Chairperson Elliot Han, other Board members and outside counsel, stating that multiple attempts had been made over the past several weeks to engage constructively with the Company's leadership, including direct outreach to you in your capacity as Chairman, as well as other members of the Board, but to date, "meaningful direct engagement has not yet occurred."  Mr. Ding also states that "direct dialogue between the Board and its shareholders is both appropriate and necessary."  None of the Board members replies to that email.

April 10, 2026:  Richard Ding emails Board Chairperson Han, other Board members and outside counsel, urging the Board to consider adding independent directors and strengthening shareholder engagement and governance practice.  None of the Board members replies to that email.

April 10, 2026:  Richard Ding emails Board Chairperson Han, other Board members and outside counsel, seeking books and records regarding Board and Committee materials, records relating to financing and dilution, cash and cash allocation, executive leadership and governance, and director and executive compensation.

April 10, 2026:  Richard Ding emails Board Chair Han, stating "look forward to speaking with you."  Mr. Han does not reply.

April 10, 2026:  The Company's outside counsel requested to schedule a meeting with Richard Ding.  The Company's General Counsel is also copied in the email.

April 12, 2026:  Richard Ding responds he can talk with the two counsel between April 13 to April 15, 2026.

April 14, 2026:  Richard Ding has a Zoom meeting with the Company's Executive Vice President, General Counsel and Chief Legal Officer, along with the Company's outside counsel. During the discussion, Mr. Ding again seeks direct dialogue with the Board and reiterates his recommendation that the Board consider adding two or three directors to provide shareholder representation and improve governance practices. Both counsel agreed to convey Mr. Ding's views to the Board.

April 17, 2026:  Richard Ding asks the two counsel if they have any reply from the Board.

April 17, 2026:  The Company's outside counsel states certain objections to Mr. Ding's books-and-records request, but expresses a willingness to consider a more narrowly tailored request.

April 18, 2026:  Richard Ding responds by email expressing appreciation that the Board will be considering his proposals.

April 23, 2026:  Richard Ding asked the two counsel when he can receive a reply from the Board.  The outside counsel respond that they will have a call tomorrow to discuss.

April 27, 2026:  Richard Ding emails the outside counsel to ask for update.

April 28, 2026:  The Company's outside counsel respond by requesting that an online meeting be arranged between Richard Ding and the Board, noting that the Board had availability during the week of May 11.

April 29, 2026:  Richard Ding responds he will be available Monday to Friday during the week of May 11.

April 30, 2026:  The Company's outside counsel schedules an online meeting for May 15, 2026. The meeting is to be attended by the Company's two counsel, the Board, and Richard Ding.

May 15, 2026:  Richard Ding holds a short Zoom meeting with the Board and the Company's two counsel. During the meeting, he presents a slide deck outlining concerns regarding the Company's business and recommending that the Board consider adding directors to provide shareholder representation and improve governance practices. Chairperson Elliot Han states that the Board does not consider adding or changing directors. The meeting produces no meaningful results.

June 2, 2026: The Company's outside counsel emails Richard Ding, providing him a Confidentiality Agreement to sign.

June 5, 2026:  Richard Ding responds that he could not sign the Confidentiality Agreement because it may restrict his ability to purchase stock or otherwise place shareholders at a disadvantage.  He expresses deep disappointment that the Board has never replied to his emails and continues to refuse any consideration of shareholder representation despite the Company's prolonged operating challenges, significant cash burn, and persistent shareholder dissatisfaction. Mr. Ding states that the Company's new business plan-hiring a new CEO, engaging a third IT consulting team, and exploring potential acquisitions-has further eroded shareholder confidence and is accelerating the Company toward self-destruction.  He reiterates his suggestion to increase the Board to six members by adding three shareholder representatives to the current three directors.

June 5, 2026:  Richard Ding emails to the Board that he remains remain open to constructive dialogue.  The Board members do not reply.

June 12, 2026: The Company's outside counsel responds that the Board does not believe shareholder ownership alone is a sufficient basis for Board appointment. Counsel lists nine specific criteria used to evaluate director candidates. He further states that the Board is not seeking to change the size or structure of the Board and believes the current members are well-positioned to continue steering Phunware.

June 12, 2026:  Richard Ding responds that he noted the Board has confirmed it will not expand the Board or add shareholder representatives. He states that Phunware has become a textbook example in the U.S. capital markets of how a dysfunctional board can destroy shareholder value. He highlights that "in 2024, Phunware raised approximately USD 120 million of shareholder capital. Today, the Company trades at a market capitalization of only around USD 40 million, which is less than 50% of the cash on its balance sheet."  He further notes that the Board pays high salaries and issues large amounts of stock to directors. He requests the director questionnaire and all nomination materials.

June 16, 2026:  Richard Ding emails the Board and the two counsel that he plans to publish an open letter.  Again, he requests director questionnaire and nomination materials.

June 22, 2026: The Company's outside counsel provides Phunware's standard form of the Directors and Officers Questionnaire to Richard Ding pursuant to his request.

June 24, 2026:  Richard Ding sends an Open Letter to the Board and the two counsel.  The issues raised in the letter involve corporate governance, capital allocation, board accountability, and shareholder representation - and states that the matters warrant serious and immediate consideration.

June 26, 2026:  The Company's outside counsel responds that the Board wishes to have another dialogue. Counsel also states that the Company and the Board members "expressly reserve all rights and remedies in connection with the Open Letter and any release of such letter to any third parties."

June 29, 2026:  The Ding Group proposes Shawn Kravetz, Richard Ding, Mona Zhang and Steve Han for consideration as possible Board nominees and submits completed questionnaires setting forth their qualifications as directors.  The Ding Group also proposes to expand the Board and increase its size by at least three additional directors, or potentially four, and suggest the Board provide a reply within five business days.

June 30, 2026:  Richard Ding holds a short Zoom meeting with the Board and the Company's two counsel. Chairperson Elliot Han reiterates that the Board does not consider adding or changing directors. The outside counsel states that the Board could not provide a deadline for responding to Mr. Ding's director-nomination proposal and further notes that "the Company reserves all rights and remedies in connection with the Open Letter and any release of such letter to any third parties." The meeting produced no meaningful results.

July 7, 2026:  The Company's outside counsel responds that the Company has already begun, and intends to continue, to improve upon the general items outlined by Mr. Ding.  Counsel further states that the Board's obligation is to act in the best interests of all shareholders, rather than to confer governance rights on any single shareholder.  Counsel also asserts that the draft Open Letter provided by Mr. Ding contains multiple misstatements and omissions and states that the Company and the Board reserve all rights and remedies in connection with the letter and any release of it to third parties.

July 8, 2026:  Richard Ding responds that governance must come before strategy and that his position had been misunderstood. He reiterates that he has never supported the current Board pursuing acquisitions or any dilution, emphasizing that sound governance must precede any major capital-allocation decisions. He further states that the Board should not use "five days" deadline as an excuse, noting that he requested expanding the Board three months earlier, not five days earlier. He emphasizes that shareholders do not trust the current Board, that the Open Letter is based on facts and track records, and requests that the Company not threaten shareholders for communicating publicly with the Company or the Board.

July 10, 2026:  The Ding Group publishes an open letter to the Board (available at https://www.sec.gov/Archives/edgar/data/1665300/000198938626000007/ex993.htm) and files an amended Schedule 13D reporting on the letter's contents. Those documents express concerns about Phunware's governance practices and capital allocation practices, as well as executive compensation and board compensation compared to other companies.  The letter also states that the Ding Group has submitted four individuals for consideration as director candidates.

July 14, 2026:  The Ding Group files an additional Schedule 13D reprinting the open letter to shareholders and a list of transactions within the past 60 days.

July 16, 2026:  The Company issues a press release (and files a Form 8-K) asserting that the Goldenwise materials lack credibility, are disingenuous in their approach to understanding the Company's strategy and governance, demand compromises to the Company's fiduciary processes, contain a number of factual errors including omissions and unsupported assertions, and present a distraction from the Company's execution of its 2.0 Strategy.  The press release  criticizes Mr. Ding personally for not providing what the Company viewed adequate information about two derivative transactions, which were also not discussed in an earlier Schedule 13D filing, and for not disclosing that he and Goldenwise had been sued by a former client in 2020 (in a case that the plaintiff voluntarily dismissed several months later, before an answer was filed, and with the settlement terms under seal.)

July 20, 2026:  The Ding Group files an amended Schedule 13D stating a belief that the Board has not demonstrated a genuine willingness to consider meaningful governance improvements or changes to Board composition, as well as stating the possibility of running a proxy campaign in support of an independent candidate.  The Ding Group's holdings at the time  are reported at 6.9% of the outstanding shares, inclusive of the Group's call-option and put-option positions.

August 21, 2026:  Goldenwise sends the Company its formal letter stating an intent to nominate Mona (Xuan) Zhang for election to the Board of Directors at the 2026 Annual Meeting of Stockholders, together with her completed director-questionnaire responses.

August 28, 2026:  Richard Ding emails the Board and both Company counsel, informing them that the Notice Letter addressed to the Company's Secretary has been rejected by the recipient (UPS records indicate that delivery was refused by the receiver on three separate occasions).  Mr. Ding also requests the Company not withhold or assert any purported deficiency prior to the director nomination deadline.

August 31, 2026:  After several failed attempts to deliver the Goldenwise nomination papers to the Company's Secretary, and after Mr. Ding requested confirmation that the papers had been received, the Company's outside counsel acknowledged receipt of the notice letter.

September 9, 2026:  The Company's outside counsel emails Richard Ding and requests responses to a supplemental questionnaire for Ms. Zhang.

September 11, 2026:  In response to a request from the Company, Ms. Zhang submits responses to a supplemental questionnaire regarding qualifications for directors.

September 26, 2026:  Richard Ding sends an Open Letter to the Board. The letter raises several issues, including: the issuance of significant shares to Board members on August 21, which warrants immediate scrutiny; the need for a fair and properly administered director-nomination process; concerns that manufactured revenue growth does not address the Company's underlying problems; ongoing leadership instability and unusual relationships among Board members that reinforce governance risks; a demand that Board members return the stock awards granted on August 21; and a statement that the Ding Group is currently evaluating all available options concerning the conduct of Phunware's directors. The letter also emphasizes that the Ding Group remains willing to engage constructively with the Board.

October 05, 2026:  The Ding Group files an amended Schedule 13D showing 8.0% holdings of outstanding shares of Phunware.

October 20, 2026:  The Ding Group files an amended Schedule 13D showing 9.1% holdings of outstanding shares of Phunware.

October 21, 2026:  The Ding Group files its Preliminary Proxy Statement.

REASONS FOR THE SOLICITATION

If you invested $100 in Phunware when Elliot Han became a Board Member on January 21, 2024, your investment would be worth less than $17 as of October 19, 2026, a ~83% negative total shareholder return during a period exceeding 2.5 years.

Mr. Han is, of course, not the only director who is responsible for where things stand today.  He is, however, the only director seeking re-election this year, and for the 12 months, he has served as Chairperson of the Board, so he bears significant responsibility to stockholders.

Currently, the disconnect between Phunware's cash position and its market valuation is striking.  As of June 30, 2026, the Company reported approximately $92 million in cash and no debt, yet its equity market value has recently fallen to $40 million, less than half of that cash balance. That valuation gap is a direct signal that investors have lost confidence in the Board's stewardship of shareholder capital.

Jan 19, 2024 - Oct. 19 2026.  Source: _Interactive Brokers LLC

Ding Group is soliciting proxies from the stockholders of Phunware because we believe meaningful change to the composition of the Board of Directors is necessary to protect stockholder interests, improve accountability and capital allocation discipline, and position the Company to create sustainable long-term stockholder value.

Ding Group has been a significant stockholder of Phunware since the first quarter of  2026, owning approximately 9.2% of the Company's outstanding common stock as of  November 2,  2026.  As a substantial stockholder, our economic interests are directly aligned with those of Phunware's other stockholders.

We did not arrive at the decision to solicit proxies lightly. Over the course of our investment, we have reviewed the Company's public filings, operating performance, capital allocation, leadership changes and corporate governance practices and have repeatedly sought to engage constructively with the Board. After these efforts, we believe the current Board has failed to demonstrate the accountability, capital allocation discipline and effective oversight that Phunware urgently requires.

In particular, we believe change is warranted for the following reasons.

We Are Concerned by Phunware's Persistent Operating Losses, Declining Revenue and Increased Operating Expenses.

We are concerned about Phunware's financial performance over the past several years, including declining revenue, substantial operating losses and increasing operating expenses.

According to Phunware's Annual Report on Form 10-K for the fiscal year ended December 31, 2025, the Company reported net revenue of approximately $3.19 million in 2024 and $2.55 million in 2025, representing a year-over-year decline of approximately 19.9%.

During the same period, the Company's operating loss increased from approximately $13.89 million in 2024 to approximately $20.52 million in 2025, representing an increase of approximately 47.7%.

Meanwhile, total operating expenses increased from approximately $15.34 million in 2024 to approximately $21.81 million in 2025, despite the decline in revenue.

General and administrative expenses alone increased from approximately $10.47 million in 2024 to approximately $15.30 million in 2025.

These financial results raise concerns about the Company's operating efficiency, expense management and the effectiveness of the Board's oversight of capital allocation.

For the second quarter of 2026, Phunware reported net revenue of approximately $0.8 million and a net loss of approximately $5.2 million. For the six months ended June 30, 2026, the Company reported approximately $1.3 million of net revenue and a net loss of approximately $8.4 million. Net cash used in operating activities during the first six months of 2026 was approximately $8.4 million.

Moreover, although the Company highlighted a year-over-year increase in second-quarter revenue of 2026, the Company disclosed that this increase resulted from a customer-initiated early contract termination. We therefore do not believe this reported growth rate, standing alone, demonstrates sustainable improvement in the underlying business.

In our view, the Company's financial performance during 2024, 2025 and the first half of 2026 raises serious questions regarding the Board's effectiveness in overseeing operating performance, managing expenses and allocating shareholder capital. We believe additional independent oversight and greater accountability are necessary to protect shareholder interests.

We recognize that the Company is investing in its "2.0 Strategy" and has introduced new AI-enabled products and initiatives. However, in our view, a company with Phunware's  operating record in recent years should demonstrate rigorous expense control, measurable commercial traction and disciplined capital allocation before materially increasing spending or pursuing additional strategic initiatives.

We Believe that the Board Must Strengthen Oversight of Operating Expenditures and Capital Allocation to Protect Stockholder Value.

According to the Company's Annual Reports on Form 10-K, Phunware raised approximately $132.9 million in net proceeds through sales of its common stock during 2023 and 2024, including approximately $122.4 million in 2024 alone.  These equity financings resulted in great dilution of existing stockholders' ownership interests.

As of June 30, 2026, Phunware reported approximately $92 million in cash and cash equivalents and no outstanding interest-bearing debt.

We believe that the preservation and prudent deployment of these financial resources should be among the Board's highest priorities, particularly in light of the Company's operating performance discussed above.

We recognize that Phunware is pursuing its "2.0 Strategy," including investments in AI-enabled products, product development and potential strategic growth opportunities.

Nevertheless, given the Company's history of operating losses and its limited revenue base, we believe that significant new investments and expenditures should be subject to rigorous financial evaluation, clearly defined commercial objectives and ongoing Board oversight.

We are particularly concerned that continued operating cash outflows, combined with additional spending on new strategic initiatives, could reduce the Company's substantial cash reserves without corresponding improvements in revenue growth, profitability or long-term stockholder value.

We believe the Board should establish clear financial and operational performance benchmarks for major strategic initiatives and regularly evaluate whether such investments are generating meaningful commercial progress and appropriate returns relative to their risks.

In our view, stronger independent Board oversight, greater transparency regarding capital allocation decisions and increased accountability for investment outcomes are necessary to ensure that the Company's substantial financial resources are managed in the best interests of all stockholders.

We Believe Repeated Leadership Changes Reflect a Lack of Stable Strategic Direction.

Phunware has experienced repeated changes in senior leadership since Elliot Han became a Board member in 2024.

Michael Snavely resigned as Chief Executive Officer in October 2024 and was replaced by Stephen Chen as Interim Chief Executive Officer.  In July 2025, Jeremy Krol replaced Mr. Chen as Interim Chief Executive Officer.  In May 2026, the Board appointed Dmitry Kroshka as Chief Executive Officer.

Thus, four individuals have served as Phunware's Chief Executive Officer or Interim Chief Executive Officer in around two years.

We believe this degree of leadership turnover, when combined with recurring strategic changes and continuing operating losses, raises legitimate questions regarding the Board's oversight of management, succession planning and long-term strategic direction.

We Are Concerned That Director Compensation Has Not Been Sufficiently Aligned With Stockholder Outcomes.

We believe director compensation should be reasonable in relation to the Company's size, financial performance and creation of stockholder value.

According to the Company's Form 10-K, Elliot Han received approximately $258,254 in total director compensation for 2024, consisting of approximately $112,894 in cash compensation and $145,360 in stock awards, excluding reasonable travel expenses. In 2025, Elliot Han's total compensation was approximately $265,000, of which about $150,000 consisted of stock awards granted in the first half of 2026 in respect of his 2025 compensation. All the stock awards vested immediately with an acquisition price of  $0.00 per share.

More recently, Form 4 filings show that on August 21, 2026, Phunware directors received awards of 70,912 shares of common stock per director at a reported acquisition price of $0.00 per share  ($150,000 per director). These awards vested immediately.  Please note: On August 21, 2026, Goldenwise notified the Company of its formal nomination of an independent director candidate for election at the 2026 Annual Meeting. On the same day, the Board chose to issue a significant number of shares to each Board member.

We recognize that competitive director compensation can be necessary to attract and retain qualified individuals with relevant experience and expertise.

However, given the Company's limited revenue base and history of substantial operating losses, we believe stockholders have legitimate reasons to question whether the Company's director compensation structure is appropriately calibrated to its financial circumstances and long-term performance.

We are particularly troubled by the magnitude and timing of these stock awards on August 21, 2026.

We believe the Board should consider whether a greater portion of director equity compensation should be subject to meaningful long-term vesting requirements or other mechanisms designed to strengthen alignment with stockholder interests.

We also believe the Compensation Committee should periodically evaluate the Company's director compensation arrangements against those of appropriately selected peer companies, taking into account company size, financial performance, complexity and responsibilities of directors.

In our view, greater transparency regarding the rationale for director compensation and stronger alignment between director incentives and long-term stockholder value would enhance accountability and confidence in the Company's corporate governance.

We Are Concerned About the Board's Limited Direct Engagement With Stockholders on Governance Matters.

Goldenwise has repeatedly sought to engage constructively with Phunware's Board regarding corporate governance, capital allocation and Board composition.

Over a period of approximately seven months, Richard Ding, on behalf of Goldenwise, sent more than 20 emails to Chairman Elliot Han seeking direct communication regarding these matters. To our knowledge, Chairman Han did not personally respond to any of these emails.

We believe that greater responsiveness and more constructive engagement between the Board and its stockholders would benefit Phunware and strengthen confidence in its corporate governance.

We Believe Greater Stockholder Representation Is Necessary to Strengthen Strategic Oversight and Accountability.

Phunware is at a critical stage of its business transformation, transitioning from traditional software and services toward AI-enabled products and agentic AI solutions. While we recognize the potential opportunities presented by this transformation, we believe the Company has yet to demonstrate that its new AI initiatives can generate sustainable and scalable commercial revenue.

Given the Company's limited revenue base, history of substantial operating losses and significant cash reserves, we believe disciplined capital allocation and effective Board oversight are particularly important at this stage.

We believe the Board should focus on three priorities:

1. Evaluate Business Viability:

Rigorously assess existing businesses and Strategy 2.0, establish clear budgets and measurable commercial milestones; and prioritize revenue growth and profitability over speculative expansion.

2. Reduce Losses and Discontinue Underperforming Initiatives:

Establish clear performance benchmarks and spending limits, and promptly scale back or discontinue businesses and projects that fail to demonstrate sufficient commercial viability.  Reduce board member compensation to align costs with the Company's focus on revenue growth and profitability.

3. Preserve and Protect Stockholder Capital:

If the Company's existing businesses cannot demonstrate attractive prospects for sustainable returns, seriously consider strategic alternatives, including returning capital to stockholders.

Our objective is to protect stockholder capital and ensure that financial resources are not consumed by initiatives lacking credible prospects for sustainable returns.

We believe the Company needs independent stockholder representation on the Board to help:

• strengthen oversight of capital allocation and operating expenditures;

• establish clear financial and operational performance benchmarks;

• ensure rigorous evaluation of acquisitions and other strategic transactions;

• improve alignment between director compensation and stockholder outcomes;

• provide independent oversight of management and the Company's 2.0 Strategy;

• protect the Company's substantial cash resources from value-destructive deployment; and

• improve communication, accountability and alignment between the Board and the Company's stockholders.

For these reasons, we believe the election of Mona Zhang is necessary to bring a meaningful stockholder perspective and greater accountability to the Phunware Board.

This Solicitation Is About Accountability and Stockholder Value.

Ultimately, we believe Phunware's stockholders should evaluate the current Board based on results.

The Company has experienced significant leadership turnover, persistent operating losses and limited revenue while directors have continued to receive substantial compensation. At the same time, approximately $92 million of stockholder capital remains entrusted to the Board.

In our view, this combination makes the 2026 Annual Meeting particularly important.

We believe change is necessary.

We therefore urge stockholders to vote FOR the election of Mona Zhang at the 2026 Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is currently composed of  three  (3) directors, each serving a term of three (3) years, one of which will expire at the 2026 Annual meeting.  We seek your support at the Annual Meeting to elect Mona (Xuan) Zhang for a three-year term to end at the 2029 Annual meeting.    If Ms. Zhang is elected, she will constitute a minority of the board, and thus there can be no guarantee that she will be able to implement the actions that she and the Ding Group believe are necessary to unlock shareholder value.  Regardless of the outcome, Ms. Zhang, if elected, and subject to her fiduciary duty as a director, will seek to work with the other members of the Board to evaluate all opportunities to enhance shareholder value.

This Proxy Statement is soliciting proxies to elect only Ms. Zhang.  The Ding Group, in giving notice of an intent to nominate Ms. Zhang at the Annual Meeting, provided the required notice to the Company under the Universal Proxy Rule, including Rule 14a-19(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and they intend to solicit the holders of common stock representing at least 67% of the voting power of common stock entitled to vote on the election of directors in support of director nominees other than the Company's nominees.

NOMINEE MONA (XUAN) ZHANG

The following information sets forth the name, age, business address, present principal occupation, and employment and material occupations, positions, offices or employments for the past five (5) years of Ms. Zhang, along with the specific qualifications, attributes and skills.  This information has been furnished by Ms. Zhang, who is a citizen of Canada.

Xuan Zhang (preferred name: Mona Zhang), age 44, has more than 15 years of experience in global capital markets, investment management, strategic advisory and corporate governance.  She is the Founder, Managing Partner and Portfolio Manager of Trunity Partners Ltd., an independent investment management firm based in Toronto, Ontario, Canada. Trunity Partners Ltd. provides discretionary investment management and strategic advisory services to private clients, business owners and family offices on issues involving capital allocation, investment strategy, shareholder engagement and long-term value creation.  The firm's principal office is located at Suite 2700, 161 Bay Street, Toronto, Ontario M5J 2T2, Canada.

Prior to founding Trunity Partners, Ms. Zhang was employed at Mackenzie Investments in Toronto from 2016 to 2023.  As Portfolio Manager, she was responsible for portfolio construction, investment research, risk management, capital allocation and engagement with management teams and institutional investors. Prior to Mackenzie Investments, she served as an Investment Analyst at Burgundy Asset Management from 2012 to 2015 and as an Analyst at Invesco Canada from 2010 to 2011.

Ms. Zhang currently serves as Strategic Advisor to NuPort Robotics, a physical AI company with headquarters in Seattle and Toronto, where she advises on strategic growth initiatives, strategic partnerships and supply chain integration. She also serves as a Guest Lecturer at the Rotman School of Management, University of Toronto, and serves on the boards of the Canadian Business History Association and Agama Meditation Centre.

From September 2025 to May 2026, Ms. Zhang served as a Non-Executive Director of Moberg Pharma AB (Nasdaq Stockholm: MOB), a publicly listed pharmaceutical company. Through her board service, she provided oversight on corporate strategy, governance, capital allocation and shareholder interests.

Ms. Zhang received a Master of Business Administration from the Rotman School of Management at the University of Toronto and a Bachelor of Engineering in Electrical Engineering from Beijing Institute of Technology. She is a Chartered Financial Analyst (CFA) charter holder.

Ms. Zhang brings a differentiated combination of global capital markets experience, public company governance background, strategic advisory capabilities and expertise in capital allocation. Her experience evaluating businesses, engaging with management teams and advising on long- term value creation provides valuable perspective for the Board's oversight of strategy, risk and shareholder interests.

Ms. Zhang believes that, if elected to the Company's Board of Directors, she would qualify as an "independent" director under the applicable NASDAQ listing standards.  She understands that a director may not qualify under any applicable standards unless the board of directors affirmatively makes such a determination.

Except as otherwise set forth in this Proxy Statement (including the Appendices hereto),  during the past 10 years: (i) no participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant directly or indirectly beneficially owns any securities of the Company; (iii) no participant owns shares of the Company's common stock of record; (iv) no participant has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies; (vii) no associate of any participant owns beneficially, directly or indirectly, any securities of the Company; (viii) no participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no participant or any of his, her or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company's last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant or any of his, her or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no person, including any  participant, who is a party to an arrangement or understanding pursuant to which Ms. Zhang is proposed to be elected, has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on as set forth in this Proxy Statement. There are no material proceedings to which any participant or any of his, her or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

With respect to Ms. Zhang, and except as set forth in this Proxy Statement (including the Appendices), (a) none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years, (b) there are no relationships involving Ms. Zhang or her associates that would have required disclosure under Item 407(e)(4) of Regulation S-K had he been a director of the Company, and (c) neither Ms. Zhang nor her associates have received any fees earned or paid in cash, stock awards, option awards, non-equity incentive plan compensation, changes in pension value or nonqualified deferred compensation earnings or any other compensation from the Company during the Company's last completed fiscal year, nor was subject to any other compensation arrangement described in Item 402 of Regulation S-K.

Other than as stated herein, there are no arrangements or understandings between or among any participant or any other person or persons pursuant to which the nomination of Ms. Zhang is being made.  She is not a party adverse to the Company or any of its subsidiaries, and she does not have a material interest that is adverse to the Company or any of its subsidiaries in any material pending legal proceeding.

Ms. Zhang and the Ding Group will be using a universal proxy card for voting on the election of directors at the Annual Meeting, which will include the names of all nominees for election to the Board.  Shareholders will thus have the ability to vote for Ms. Zhang on the enclosed GOLD universal proxy card.  Any shareholder who wishes to vote on any item being proposed by the Company will also be able to do using the GOLD card.  There is no need to use the Company's WHITE proxy card or voting instruction form, regardless of how you wish to vote.

We urge you to vote FOR Ms. Zhang using the GOLD universal proxy card.

Information about the Company's nominee is set forth in the Company's proxy statement. The Ding Group and Ms. Zhang are not responsible for the accuracy of any information provided by or relating to the Company or its nominee that are contained in any proxy solicitation materials filed or disseminated by, or on behalf of the Company or any other statements that the Company or its representatives have made or may otherwise make.

IF YOU SUBMIT A VALIDLY EXECUTED GOLD PROXY CARD, IT WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.

YOU MAY MARK INSTRUCTIONS WITH RESPECT TO ANY NOMINEE LISTED IN PROPOSAL 1, BUT YOU MAY MARK A VOTE "FOR" NO MORE THAN ONE (1) NOMINEE.  IF YOU DO NOT INDICATE ANY INSTRUCTION WITH RESPECT TO PROPOSAL 1, THE GOLD PROXY CARD WILL BE VOTED AS FOLLOWS: "FOR" MS. ZHANG.

WITH RESPECT TO PROPOSALS 2, 3 AND 4 (MANAGEMENT PROPOSALS):  YOUR SHARES WILL BE VOTED ON THE GOLD CARD ONLY AS DIRECTED. IF YOU DO NOT PROVIDE AN INSTRUCTION WITH RESPECT TO ANY OF THESE PROPOSALS, THE NAMED PROXIES (NAMED IN THE GOLD PROXY CARD) WILL VOTE YOUR PROXY TO "ABSTAIN" ON SUCH OTHER PROPOSALS.

THE NAMED PROXIES WILL ALSO EXERCISE THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, SUBJECT TO APPLICABLE LAW.

WE STRONGLY URGE YOU TO VOTE "FOR" THE ELECTION OF MONA ZHANG ON THE ENCLOSED GOLD UNIVERSAL PROXY CARD.

OTHER PROPOSALS TO BE VOTED AT THE MEETING

In addition to the election of directors, the Company is soliciting proxies in connection with three (3) proposals (Proposals 2, 3 and 4).  Please review the Company's proxy materials for a complete description of those proposals.  It will be possible for you to vote on those proposals using the GOLD proxy card being distributed by the Ding Group.  However, they make no recommendation about how you should vote on those matters, and if you do not provide instructions as to those proposals, the proxies named below will cause your proxy to abstain.

According to the Company's proxy materials, the three items are the following:

2. To ratify the selection by the Audit Committee of the Board of CBIZ CPAs P.C. ("CBIZ") as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2026.

3. To consider a non-binding advisory vote to approve the compensation of the Company's named executive officers.

4. To consider the frequency of stockholders' non-binding advisory vote on compensation of the Company's named executive officers.

ATTENDING THE MEETING; VOTING PROCEDURES;

BROKER NON-VOTES; DISCRETIONARY VOTING

According to the Company's proxy statement, there are several ways you can attend the meeting, which is being held virtually.

For stockholders of record:  If you were a stockholder of record as of the close of business on the Record Date of October 19, 2026, you may register to attend the Annual Meeting prior to the deadline of December 16, 2026 at 11:00 a.m. Eastern Time by going to www.cesonlineservices.com/phun26_vm and entering the control number provided on the white proxy card provided by the company.

According to the Company's proxy materials, you may also register to attend the Annual Meeting by going to www.cesonlineservices.com/phun26_vm with a proof of ownership of shares as of the Record Date, but you will need to provide proof of ownership of shares of common stock as of the Record Date, which can be the GOLD proxy card provided by the Ding Group during the registration process. Such proof of ownership may include a copy of your WHITE proxy card received from the Company, the GOLD proxy card received from the Ding Group  or any proxy card you may receive from Yin, or a statement showing your ownership as of the Record Date.

For beneficial owners:  According to the Company's proxy materials, if you were the beneficial owner of shares (that is, you held your shares in "street name" through an intermediary such as a broker, bank or other nominee) as of the Record Date, you may register to attend the Annual Meeting prior to the deadline of December 16, 2026 at 11:00 a.m. Eastern Time by going to www.cesonlineservices.com/phun26_vm and providing evidence during the registration process that you beneficially owned shares of common stock as of the Record Date, which may consist of a copy of the voting instruction form provided by your broker, bank or other nominee, an account statement or a letter or legal proxy from such broker, bank or other nominee.

After you register:  According to the Company's proxy statement, after you registering, you will receive a confirmation email prior to the Annual Meeting with a link and instructions for entering the virtual Annual Meeting.

Although the meeting webcast will begin at 11:00 A.M.  Eastern Time on December 17, 2026, you are encouraged to access the meeting site prior to the start time to allow ample time to log into the meeting webcast and test your computer system. According to the Company's proxy statement, the Annual Meeting site will first be accessible to registered shareholders beginning at 10:30 A.M.  Eastern Time on the day of the meeting. All shareholders who register to attend the Annual Meeting will receive an email prior to the Annual Meeting containing the contact details of technical support in the event they encounter difficulties accessing the virtual meeting or during the meeting. Shareholders are encouraged to contact technical support if they encounter any technical difficulties with the meeting webcast. In the event of any technical disruptions that prevent the chairperson of the Annual Meeting from hosting the Annual Meeting within 30 minutes of the date and time set forth above, the meeting may be adjourned or postponed in the chairperson's discretion.

Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return the GOLD proxy card in the postage-paid envelope provided, or vote via telephone or the Internet as instructed on the GOLD proxy card.

QUORUM AND VOTE REQUIRED

According to the Company's proxy statement, a quorum will be present if stockholders holding at least one-third of the outstanding shares entitled to vote are present at the Annual Meeting or represented by proxy. On the record date, October 19, 2026, there were 20,676,345 shares outstanding and entitled to vote.  Thus, the holders of at least 6,892,115 shares must be present during the Annual Meeting or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend the Annual Meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the Annual Meeting's chairperson or holders of a majority of shares represented at the Annual Meeting may adjourn the meeting to another date.

Votes "for" and "against," abstentions, shares that are withheld as to voting with respect to a director nominee will be considered to be present for purposes of determining whether a quorum exists. If a quorum is present at the beginning of the Annual Meeting, the shareholders may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

VOTES REQUIRED FOR APPROVAL

Election of Directors - According to the Company's bylaws, the Company has a plurality voting standard for contested director elections. Under the plurality voting standard, you may vote "FOR" or "WITHHOLD" authority to vote for one (1) nominee, and the nominee who receives the  largest number of votes cast "FOR" will be elected, regardless of who nominated that person.

Other items -- For matters other than Proposal 1, the Company's proxy statement indicates that approval of a proposal requires the affirmative vote of a majority of the shares of common stock entitled to vote and present in person or represented by proxy at the annual meeting. Abstentions will have the same effect as a vote against the proposal, and broker non-votes will have no effect on the outcome of the vote.

Company proposals: Proposal 2 - According to the Company's proxy statement, and as more fully explained there, Proposal 2 is a non-binding advisory vote to ratify the selection by the Audit Committee of the Board of CBIZ CPAs P.C. ("CBIZ") as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2026.

Company proposals: Proposal 3 - According to the Company's proxy statement, and as more fully explained there, Proposal 3 is a non-binding proposal to consider a non-binding advisory vote to approve the compensation of the Company's named executive officers.

Company Proposals: Proposal 4 - According to the Company's proxy statement, and as more fully explained there, Proposal 4 is a proposal to consider the frequency of stockholders' non-binding advisory vote on compensation of the Company's named executive officers.

REVOCATION OF PROXIES

Shareholders of the Company may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting at that meeting (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation. The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered, as appropriate, to the Ding Group in care of Saratoga Proxy Consulting LLC, 520  8th Avenue, 14th Floor, New York, NY  10018 or to Phunware, Inc., 1002 West Avenue, Austin, Texas 78701, Attention: Secretary, or any other address provided by the Company. Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations be mailed to the Ding Group in care of Saratoga Proxy Consulting LLC at the address set forth above so that we will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the shares entitled to be voted at the Annual Meeting. Additionally, the Ding Group may use  this information to contact shareholders who have revoked their proxies in order to solicit later dated proxies for the election of Mona Zhang.

IF YOU WISH TO VOTE FOR THE ELECTION OF MS. ZHANG, THE DING GROUP NOMINEE TO THE BOARD, PLEASE VOTE "FOR" HER ON THE GOLD UNIVERSAL PROXY CARD.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by the Ding Group.  Proxies may be solicited by mail, facsimile, telephone, Internet, in person and by advertisements.

To aid in the solicitation of proxies and related advisory services, the Ding Group has retained Saratoga Proxy Consulting LLC ("Saratoga"), for a fee of up to approximately $100,000, together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. Saratoga will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.  The Ding Group is requesting banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. The Ding Group will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that Saratoga will employ approximately 15 persons to solicit shareholders for the Annual Meeting.

In addition, directors, officers, members and certain other employees of the Ding Group may solicit proxies as part of their duties in the normal course of their employment without any additional compensation.  Ms. Zhang, as the Ding Group nominee, may make solicitations of proxies but, except as described herein, will not receive compensation for acting as a director nominee.

The entire expense of soliciting proxies is being borne by the Ding Group. Costs of this solicitation of proxies are currently estimated to be approximately $130,000 (including, but not limited to, fees for attorneys, solicitors and other advisors, and other costs incidental to the solicitation). This estimate may increase, and to the extent it does, a more up-to-date figure will be provided on a timely basis.  The Ding Group estimates that through the date hereof its expenses in connection with this solicitation are approximately $40,000. To the extent legally permissible, if the Ding Group is successful in its proxy solicitation, the Ding Group intends to seek reimbursement from the Company for the expenses it incurs in connection with this solicitation. The Ding Group does not intend to submit the question of such reimbursement to a vote of shareholders of the Company.

OTHER MATTERS AND ADDITIONAL INFORMATION

The Ding Group is unaware of any other matters to be considered at the Annual Meeting. However, should other matters, which the Ding Group is not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed GOLD universal proxy card will vote on such matters in their discretion.

Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of this Proxy Statement may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of the document to you if you write to our proxy solicitor, Saratoga  at the address set forth on the back of this Proxy Statement, or call toll free  at (888) 368-0379.  If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact our proxy solicitor Saratoga at the above address and phone number.

The information concerning the Company and the proposals in the Company's proxy statement contained in this Proxy Statement has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although we have no knowledge that would indicate that statements relating to the Company contained in this Proxy Statement, in reliance upon publicly available information, are inaccurate or incomplete, to date we have not had access to the books and records of the Company, were not involved in the preparation of such information and statements and are not in a position to verify such information and statements. All information relating to any person other than the Participants is given only to the knowledge of the Ding Group.

This Proxy Statement is dated November 2, 2026.  You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, and the mailing of this Proxy Statement to shareholders shall not create any implication to the contrary.

FINANCIAL REPORTS

A copy of the annual report of the Company for the fiscal year ended December 31, 2025, including the Company's annual report to the SEC on Form 10-K was filed by management on March 27, 2026 and is available at www.sec.gov.  Such report is not part of this proxy statement.

SHAREHOLDER PROPOSALS AND DIRECTOR

NOMINATIONS FOR THE 2027 ANNUAL MEETING

The 2027 Annual Meeting will take place on a date to be announced by the Company.  Details on  how to submit an item for a vote at that meeting are set forth in the Company's proxy statement.

CERTAIN ADDITIONAL INFORMATION

WE HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN THE COMPANY'S PROXY STATEMENT RELATING TO THE ANNUAL MEETING BASED ON OUR RELIANCE ON RULE 14A-5(C) UNDER THE EXCHANGE ACT. THIS DISCLOSURE IS EXPECTED TO INCLUDE, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS, INFORMATION CONCERNING EXECUTIVE COMPENSATION AND DIRECTOR COMPENSATION, INFORMATION CONCERNING THE COMMITTEES OF THE BOARD AND OTHER INFORMATION CONCERNING THE BOARD, INFORMATION CONCERNING CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS, INFORMATION ABOUT THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, INFORMATION CONCERNING SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND OTHER IMPORTANT INFORMATION.  SHAREHOLDERS ARE DIRECTED TO REFER TO THE COMPANY'S PROXY STATEMENT FOR THE FOREGOING INFORMATION, INCLUDING INFORMATION REQUIRED BY ITEM 7 OF SCHEDULE 14A WITH REGARD TO THE COMPANY'S NOMINEES. SHAREHOLDERS CAN ACCESS THE COMPANY'S PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS DISCLOSING THIS INFORMATION, WITHOUT COST, ON THE SEC'S WEBSITE AT WWW.SEC.GOV.

The information concerning the Company contained in this Proxy Statement and the Appendices attached hereto has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although we have no knowledge that would indicate that statements relating to the Company contained in this Proxy Statement, in reliance upon publicly available information, are inaccurate or incomplete, to date we have not had access to the books and records of the Company, were not involved in the preparation of such information and statements and are not in a position to verify such information and statements.

Your vote is important. No matter how many or how few shares of common stock you own, please vote to elect Mona Zhang by marking, signing, dating and mailing the enclosed GOLD universal proxy card promptly.

Richard Ding

November 2026

APPENDIX 1

HOLDINGS OF COMMON STOCK OF GOLDENWISE CAPITAL GROUP LIMITED, GOLDENFUTURE CAPITAL INVESTMENT LTD. AND RICHARD DING

Goldenwise Capital Group Limited owns 500 shares of the Company's common stock of record and 1,899,168.00 shares beneficially.

Goldenwise Capital Group Limited manages 681,934 shares on behalf of GoldenFuture Capital Investment Ltd, which beneficially owns 681,934 shares, and on behalf of individual clients, which beneficially own 1,216,734 shares. As to these shares, Goldenwise has voting discretion and buy/sell discretion. Mr. Ding is the founder and director of Goldenwise and GoldenFuture, but does not own any shares of common stock in his own name.

In addition, Goldenwise Capital Group Limited manages options positions on behalf of GoldenFuture and on behalf of individual clients.  As to these options, Mr. Ding has voting discretion and buy/sell discretion.  GoldenFuture holds the following put and call option positions in Phunware:

Put Options:

Exercise price $2.50, expiration January 2027: -110 contracts.

Call Options:

Exercise price $2.50, expiration January 2027: -1,187 contracts.

Individual clients hold the following put and call option positions in Phunware:

Put Options:

Exercise price $2.50, expiration November 2026: -11 contracts.

Exercise price $2.50, expiration January 2027:    -1 contract.

Call Options:

Exercise price $2.50, expiration January 2027: -4,363 contracts.

Ms. Zhang owns 0 shares of the Company's common stock of record and 0 shares beneficially.

Note: figures above rounded to the nearest whole share.

APPENDIX 2

TRANSACTIONS IN SECURITIES OF THE COMPANY
DURING THE PAST TWO YEARS

Note: fractional shares rounded to the nearest whole number, which may in some instances result in a reported transaction for '0' shares.

TRANSACTIONS IN COMMON STOCK AND OPTIONS DURING THE PAST 2 YEARS

COMMON STOCK

Date               Shares      Price  Transaction

2025-12-22  |      100 |      2.02 | Buy

2025-12-23  |  40,595 |      1.92 | Buy

2025-12-24  |  10,518 |      1.92 | Buy

2025-12-26  |    9,170 |      1.91 | Buy

2025-12-29  |  57,093 |      1.90 | Buy

2025-12-30  |  32,858 |      1.88 | Buy

2025-12-31  |    3,600 |      1.87 | Buy

2025-12-31  |    3,700 |      2.50 | Buy (Put Option Short: Exercised)

2026-01-02  |    3,300 |      1.84 | Buy

2026-01-02  |    2,700 |      2.50 | Buy (Put Option Short: Exercised)

2026-01-06  |    2,752 |      1.95 | Buy

2026-01-09  |  25,400 |      2.50 | Buy (Put Option Short: Exercised)

2026-01-09  |    9,099 |      1.99 | Buy

2026-01-08  |      199 |      1.99 | Buy

2026-01-12  |    9,311 |      1.99 | Buy

2026-01-13  |  23,000 |      1.97 | Buy

2026-01-14  |  16,000 |      1.94 | Buy

2026-01-15  |  13,213 |      1.92 | Buy

2026-01-15  |      100 |      2.50 | Buy (Put Option Short: Exercised)

2026-01-16  |    7,401 |      1.91 | Buy

2026-01-16  |  22,400 |      2.50 | Buy (Put Option Short: Exercised)

2026-01-20  |    3,310 |      1.84 | Buy

2026-01-21  |  12,734 |      1.82 | Buy

2026-01-26  |    3,613 |      1.86 | Buy

2026-01-27  |    1,753 |      1.86 | Buy

2026-01-28  |      800 |      1.86 | Buy

2026-01-29  |  24,333 |      1.84 | Buy

2026-01-30  |  23,202 |      1.76 | Buy

2026-02-02  |  10,200 |      1.71 | Buy

2026-02-02  |  314,600 |      2.50 | Buy (Put Option Short: Exercised)

2026-02-02  |      100 |      5.00 | Buy (Put Option Short: Exercised)

2026-02-03  |  37,414 |      1.61 | Buy

2026-02-04  |      650 |      1.59 | Buy

2026-02-05  |    4,361 |      1.61 | Buy

2026-02-06  |    9,000 |      2.50 | Buy (Put Option Short: Exercised)

2026-02-11  |    1,300 |      1.89 | Sell

2026-02-12  |    4,114 |      2.50 | Buy (Put Option Short: Exercised)

2026-02-13  |    4,197 |      1.82 | Sell

2026-02-13  |    5,500 |      2.50 | Buy (Put Option Short: Exercised)

2026-02-19  |      653 |      1.78 | Buy

2026-02-20  |  104,700 |      2.50 | Buy (Put Option Short: Exercised)

2026-02-20  |      100 |      5.00 | Buy (Put Option Short: Exercised)

2026-02-23  |    2,500 |      1.69 | Buy

2026-02-24  |    2,389 |      1.69 | Buy

2026-02-25  |        3 |      1.67 | Buy

2026-02-26  |    7,519 |      1.78 | Buy

2026-02-27  |    4,000 |      1.77 | Buy

2026-03-02  |      599 |      1.71 | Buy

2026-03-03  |  25,376 |      1.71 | Buy

2026-03-09  |  11,131 |      1.67 | Buy

2026-03-10  |      250 |      1.73 | Buy

2026-03-11  |    2,000 |      1.74 | Buy

2026-03-12  |    7,400 |      1.71 | Buy

2026-03-13  |  11,877 |      1.69 | Buy

2026-03-16  |  14,106 |      1.72 | Buy

2026-03-17  |    7,823 |      1.73 | Buy

2026-03-18  |    3,900 |      1.70 | Buy

2026-03-18  |      200 |      2.50 | Buy (Put Option Short: Exercised)

2026-03-19  |  60,599 |      1.75 | Buy

2026-03-20  |  27,511 |      1.77 | Buy

2026-03-23  |      700 |      1.82 | Buy

2026-03-24  |  12,800 |      1.84 | Sell

2026-03-27  |  101,490 |      1.71 | Buy

2026-03-27  |  20,500 |      2.50 | Buy (Put Option Short: Exercised)

2026-03-30  |    3,591 |      1.68 | Buy

2026-03-31  |    2,289 |      1.77 | Buy

2026-04-02  |      600 |      1.86 | Buy

2026-04-07  |    2,355 |      1.86 | Sell

2026-04-08  |    4,298 |      1.87 | Sell

2026-04-09  |    6,000 |      1.84 | Sell

2026-04-15  |      168 |      2.05 | Buy

2026-04-17  |  91,500 |      2.50 | Buy (Put Option Short: Exercised)

2026-04-24  |      713 |      2.22 | Sell

2026-04-27  |      700 |      2.27 | Sell

2026-04-28  |      56 |      2.24 | Sell

2026-04-29  |    7,531 |      2.16 | Sell

2026-05-01  |  10,000 |      2.20 | Sell

2026-05-06  |    3,200 |      2.00 | Buy

2026-05-08  |  12,041 |      1.94 | Buy

2026-05-11  |  18,000 |      2.50 | Buy (Put Option Short: Exercised)

2026-05-11  |    9,600 |      2.01 | Sell

2026-05-12  |    2,896 |      1.92 | Sell

2026-05-12  |    3,800 |      2.50 | Buy (Put Option Short: Exercised)

2026-05-13  |      100 |      2.07 | Buy

2026-05-13  |  10,060 |      2.06 | Sell

2026-05-14  |  14,261 |      2.06 | Sell

2026-05-14  |    3,200 |      2.50 | Buy (Put Option Short: Exercised)

2026-05-15  |      200 |      2.07 | Buy

2026-05-15  |  10,800 |      2.50 | Buy (Put Option Short: Exercised)

2026-05-21  |      600 |      2.02 | Sell

2026-05-26  |    1,800 |      2.05 | Sell

2026-05-27  |  17,265 |      2.03 | Sell

2026-05-28  |    7,759 |      2.03 | Sell

2026-05-29  |    2,800 |      1.98 | Sell

2026-06-03  |  78,100 |      1.94 | Sell

2026-06-03  |      100 |      2.50 | Buy (Put Option Short: Exercised)

2026-06-09  |  46,056 |      1.94 | Buy

2026-06-10  |  16,011 |      1.98 | Buy

2026-06-12  |  13,500 |      1.95 | Buy

2026-06-15  |    7,197 |      1.96 | Buy

2026-06-15  |    8,600 |      2.50 | Buy (Put Option Short: Exercised)

2026-06-16  |      400 |      2.50 | Buy (Put Option Short: Exercised)

2026-06-16  |    9,200 |      1.95 | Buy

2026-06-17  |    8,400 |      1.93 | Buy

2026-06-17  |      900 |      2.50 | Buy (Put Option Short: Exercised)

2026-06-18  |    1,900 |      2.50 | Buy (Put Option Short: Exercised)

2026-06-18  |      600 |      1.91 | Buy

2026-06-23  |      800 |      1.89 | Buy

2026-06-24  |  18,727 |      1.89 | Buy

2026-06-29  |    2,000 |      1.89 | Buy

2026-06-30  |    4,437 |      2.05 | Buy

2026-07-07  |  23,000 |      2.01 | Buy

2026-07-08  |  20,229 |      1.98 | Buy

2026-07-16  |  10,300 |      2.50 | Buy (Put Option Short: Exercised)

2026-07-17  |  38,900 |      2.50 | Buy (Put Option Short: Exercised)

2026-07-27  |      879 |      2.06 | Buy

08/07/2026    2,987        $2.01  Purchase

08/11/2026    1,013        $2.01  Purchase

09/08/2026    7,000        $2.06  Purchase

09/09/2026      504        $2.03  Purchase

09/15/2026        84        $2.01  Purchase

09/18/2026    9,412        $1.97  Purchase

09/22/2026    4,008        $1.99  Purchase

09/23/2026      738        $1.98  Purchase

09/23/2026    87,500        $2.50  Purchase - short put exercised

09/24/2026    9,700        $2.50  Purchase - short put exercised

09/24/2026    13,814        $1.97  Purchase

09/25/2026    27,759        $1.97  Purchase

09/28/2026    13,841        $1.99  Purchase

09/30/2026      100        $2.50  Purchase - short put exercised

09/30/2026    1,000        $2.01  Purchase

10/01/2026    10,968        $1.98  Purchase

10/05/2026    15,999        $2.04  Purchase

10/06/2026    2,340        $2.03  Purchase

10/07/2026      668        $2.07  Purchase

10/08/2026    3,404        $2.07  Purchase

10/08/2026    4,700        $2.50  Purchase - short put exercised

10/09/2026    18,800        $2.10  Purchase

10/12/2026    27,349        $2.12  Purchase

10/13/2026    43,627        $2.09  Purchase

10/13/2026    10,300        $2.50  Purchase - short put exercised

10/14/2026    47,488        $2.03  Purchase

10/15/2026    17,737        $2.03  Purchase

10/16/2026    14,542        $2.04  Purchase

10/16/2026    48,400        $2.50  Purchase - short put exercised

10/30/2026    16,299        $1.84  Purchase

OPTIONS

Date        Contracts    Price      Transaction

12/22/2025        54    $0.55  Short to open put - Jan 2026 - strike $2.50

12/23/2025        4    $0.55  Short to open put - Jan 2026 - strike $2.50

12/29/2025        1    $0.57  Short to open put - Jan 2026 - strike $2.50

12/30/2025        37    $0.60  Short to open put - Jan 2026 - strike $2.50

12/31/2025        10    $0.60  Short to open put - Jan 2026 - strike $2.50

01/07/2026        3    $0.50  Short to open put - Jan 2026 - strike $2.50

01/07/2026      100    $0.50  Short to open put - Feb 2026 - strike $2.50

01/08/2026      169    $0.50  Short to open put - Feb 2026 - strike $2.50

01/09/2026        215    $0.49  Short to open put - Jan 2026 - strike $2.50

12/22/2025      350    $0.55  Short to open put - Feb 2026 - strike $2.50

12/23/2025      733    $0.58  Short to open put - Feb 2026 - strike $2.50

12/24/2025      344    $0.57  Short to open put - Feb 2026 - strike $2.50

12/26/2025    1,651    $0.58  Short to open put - Feb 2026 - strike $2.50

12/29/2025        65    $0.60  Short to open put - Feb 2026 - strike $2.50

12/30/2025      134    $0.60  Short to open put - Feb 2026 - strike $2.50

12/31/2025        40    $0.60  Short to open put - Feb 2026 - strike $2.50

01/09/2026      327    $0.50  Short to open put - Feb 2026 - strike $2.50

01/12/2026        83    $0.50  Short to open put - Feb 2026 - strike $2.50

01/13/2026        15    $0.51  Short to open put - Feb 2026 - strike $2.50

01/16/2026        5    $0.60  Short to open put - Feb 2026 - strike $2.50

01/21/2026        15    $0.73  Buy to close  put - Feb 2026 - strike $2.50

01/27/2026        12    $0.60  Buy to close  put - Feb 2026 - strike $2.50

01/29/2026      204    $0.70  Buy to close  put - Feb 2026 - strike $2.50

01/30/2026        15    $0.74  Buy to close  put - Feb 2026 - strike $2.50

02/12/2026        31    $0.73  Buy to close  put - Feb 2026 - strike $2.50

12/22/2025    2,803    $0.75  Short to open put - Apr 2026 - strike $2.50

01/20/2026        25    $0.73  Buy to close  put - Apr 2026 - strike $2.50

01/21/2026        63    $0.75  Buy to close  put - Apr 2026 - strike $2.50

01/29/2026        40    $0.75  Buy to close  put - Apr 2026 - strike $2.50

02/11/2026        81    $0.65  Buy to close  put - Apr 2026 - strike $2.50

02/12/2026        74    $0.75  Buy to close  put - Apr 2026 - strike $2.50

02/13/2026      111    $0.72  Buy to close  put - Apr 2026 - strike $2.50

02/23/2026        16    $0.85  Buy to close  put - Apr 2026 - strike $2.50

03/03/2026      128    $0.82  Buy to close  put - Apr 2026 - strike $2.50

03/04/2026        31    $0.80  Buy to close  put - Apr 2026 - strike $2.50

03/05/2026        52    $0.77  Buy to close  put - Apr 2026 - strike $2.50

03/09/2026        17    $0.88  Buy to close  put - Apr 2026 - strike $2.50

03/11/2026        73    $0.80  Buy to close  put - Apr 2026 - strike $2.50

03/13/2026        20    $0.85  Buy to close  put - Apr 2026 - strike $2.50

03/20/2026      249    $0.65  Buy to close  put - Apr 2026 - strike $2.50

03/24/2026        28    $0.70  Buy to close  put - Apr 2026 - strike $2.50

03/25/2026        20    $0.60  Buy to close  put - Apr 2026 - strike $2.50

03/27/2026      480    $0.83  Buy to close  put - Apr 2026 - strike $2.50

04/13/2026      209    $0.60  Buy to close  put - Apr 2026 - strike $2.50

04/02/2026        1    $0.70  Short to open put - Apr 2026 - strike $2.50

04/02/2026        10    $0.65  Short to open put - Apr 2026 - strike $2.50

04/02/2026        2    $0.75  Short to open put - May 2026 - strike $2.50

04/08/2026        80    $0.65  Short to open put - May 2026 - strike $2.50

04/15/2026      250    $0.50  Short to open put - May 2026 - strike $2.50

04/16/2026        82    $0.47  Short to open put - May 2026 - strike $2.50

04/17/2026        1    $0.40  Short to open put - May 2026 - strike $2.50

04/20/2026        3    $0.40  Short to open put - May 2026 - strike $2.50

04/29/2026        75    $0.40  Short to open put - May 2026 - strike $2.50

04/21/2026        8    $0.43  Short to open put  -May 2026 - strike $2.50

05/05/2026        2    $0.40  Short to open put  -May 2026 - strike $2.50

05/08/2026        5    $0.40  Buy to close put  -May 2026 - strike $2.50

05/12/2026        10    $0.62  Buy to close put  -May 2026 - strike $2.50

05/14/2026        37    $0.53  Buy to close put  -May 2026 - strike $2.50

04/17/2026        1    $0.45  Short to open put - Jun 2026 - strike $2.50

04/20/2026        22    $0.45  Short to open put - Jun 2026 - strike $2.50

04/21/2026        34    $0.45  Short to open put - Jun 2026 - strike $2.50

04/29/2026        1    $0.45  Short to open put - Jun 2026 - strike $2.50

05/05/2026        1    $0.45  Short to open put - Jun 2026 - strike $2.50

05/06/2026        7    $0.45  Short to open put - Jun 2026 - strike $2.50

05/07/2026        3    $0.53  Short to open put - Jun 2026 - strike $2.50

05/18/2026        6    $0.51  Short to open put - Jun 2026 - strike $2.50

05/26/2026        4    $0.51  Buy to close  put - Jun 2026 - strike $2.50

01/15/2026      265    $0.21  Short to open call - Jul 2026 - strike $2.50

01/16/2026      1011    $0.16  Short to open call - Jul 2026 - strike $2.50

01/20/2026      1144    $0.15  Short to open call - Jul 2026 - strike $2.50

01/21/2026        3    $0.15  Short to open call - Jul 2026 - strike $2.50

01/22/2026        45    $0.15  Short to open call - Jul 2026 - strike $2.50

01/23/2026      100    $0.17  Short to open call - Jul 2026 - strike $2.50

02/02/2026        69    $0.11  Short to open call - Jul 2026 - strike $2.50

02/03/2026        5    $0.11  Short to open call - Jul 2026 - strike $2.50

02/06/2026        10    $0.11  Short to open call - Jul 2026 - strike $2.50

02/09/2026      1135    $0.16  Short to open call - Jul 2026 - strike $2.50

02/10/2026        2    $0.16  Short to open call - Jul 2026 - strike $2.50

03/20/2026        3    $0.15  Short to open call - Jul 2026 - strike $2.50

03/25/2026        40    $0.13  Buy to close  call - Jul 2026 - strike $2.50

03/26/2026        40    $0.12  Buy to close  call - Jul 2026 - strike $2.50

04/15/2026      295    $0.15  Short to open call - Jul 2026 - strike $2.50

04/17/2026        40    $0.17  Short to open call - Jul 2026 - strike $2.50

05/06/2026      251    $0.14  Buy to close  call - Jul 2026 - strike $2.50

05/12/2026        58    $0.09  Buy to close  call - Jul 2026 - strike $2.50

06/15/2026        1      $0.05  Buy to close  call - Jul 2026 - strike $2.50

06/24/2026        1      $0.04  Buy to close  call - Jul 2026 - strike $2.50

06/30/2026      10      $0.03  Buy to close  call - Jul 2026 - strike $2.50

12/22/2025      240    $0.75  Short to open put  - Jul 2026 - strike $2.50

04/15/2026        2    $0.51  Short to open put  - Jul 2026 - strike $2.50

04/17/2026      145    $0.47  Short to open put  - Jul 2026 - strike $2.50

04/20/2026        13    $0.47  Short to open put  - Jul 2026 - strike $2.50

05/14/2026      143    $0.63  Buy to close  put  - Jul 2026 - strike $2.50

05/15/2026        31    $0.55  Short to open put  - Jul 2026 - strike $2.50

06/25/2026        44    $0.63  Buy to close  put  - Jul 2026 - strike $2.50

01/28/2026        23    $0.85  Buy to close  put  - Jul 2026 - strike $2.50

01/29/2026        17    $0.80  Buy to close  put  - Jul 2026 - strike $2.50

03/20/2026      1592    $0.17  Short to open call - Oct 2026 - strike $2.50

03/23/2026      1399    $0.15  Short to open call - Oct 2026 - strike $2.50

03/24/2026        3    $0.15  Short to open call - Oct 2026 - strike $2.50

03/25/2026      885    $0.17  Short to open call - Oct 2026 - strike $2.50

03/26/2026        50    $0.20  Short to open call - Oct 2026 - strike $2.50

04/06/2026        82    $0.15  Short to open call - Oct 2026 - strike $2.50

04/07/2026        50    $0.15  Short to open call - Oct 2026 - strike $2.50

04/08/2026      100    $0.15  Short to open call - Oct 2026 - strike $2.50

04/13/2026      711    $0.15  Short to open call - Oct 2026 - strike $2.50

04/14/2026        50    $0.20  Short to open call - Oct 2026 - strike $2.50

04/15/2026        10    $0.25  Short to open call - Oct 2026 - strike $2.50

05/12/2026      499    $0.19  Buy to close  call - Oct 2026 - strike $2.50

05/19/2026      100    $0.19  Buy to close  call - Oct 2026 - strike $2.50

04/17/2026        2    $0.56  Short to open put  - Oct 2026 - strike $2.50

08/06/2026      698    $0.49  Short to open put - Oct 2026 - strike $2.50

08/06/2026      110    $0.50  Short to open put - Jan 2027 - strike $2.50

08/07/2026    2,695    $0.14  Buy to close call - Oct 2026 - strike $2.50

08/07/2026      405    $0.53  Short to open put - Oct 2026 - strike $2.50

08/12/2026      100    $0.15  Buy to close call - Oct 2026 - strike $2.50

08/13/2026        1    $0.14  Buy to close call - Oct 2026 - strike $2.50

08/13/2026      122    $0.50  Short to open put - Oct 2026 - strike $2.50

08/14/2026      500    $0.14  Buy to close call - Oct 2026 - strike $2.50

08/17/2026      127    $0.15  Buy to close call - Oct 2026 - strike $2.50

08/17/2026      321    $0.52  Short to open put - Oct 2026 - strike $2.50

08/18/2026    1,105    $0.11  Buy to close call - Oct 2026 - strike $2.50

08/18/2026        33    $0.50  Short to open put - Oct 2026 - strike $2.50

08/19/2026        13    $0.04  Buy to close call - Oct 2026 - strike $5.00

08/19/2026        4    $0.05  Buy to close call - Jan 2027 - strike $7.50

08/21/2026        1    $0.45  Short to open put - Oct 2026 - strike $2.50

08/24/2026        16    $0.47  Short to open put - Oct 2026 - strike $2.50

08/25/2026      111    $0.47  Short to open put - Oct 2026 - strike $2.50

08/26/2026        1    $0.45  Short to open put - Oct 2026 - strike $2.50

08/28/2026        3    $0.47  Short to open put - Oct 2026 - strike $2.50

08/31/2026        1    $0.45  Short to open put - Oct 2026 - strike $2.50

09/01/2026        1    $0.46  Short to open put - Oct 2026 - strike $2.50

09/08/2026        1    $0.45  Short to open put - Oct 2026 - strike $2.50

09/25/2026        1    $0.60  Short to open put - Nov 2026 - strike $2.50

09/28/2026        11    $0.65  Short to open put - Jan 2027 - strike $2.50

10/05/2026        1    $0.25  Short to open call - Jan 2027 - strike $2.50

10/09/2026        1    $0.20  Short to open call - Jan 2027 - strike $2.50

10/12/2026      438    $0.15  Short to open call - Jan 2027 - strike $2.50

10/13/2026    5,100    $0.12  Short to open call - Jan 2027 - strike $2.50

10/16/2026        10    $0.10  Short to open call - Jan 2027 - strike $2.50

IMPORTANT

Tell the Board what you think! Your vote is important. No matter how many shares of common stock you own, please give the Goldenwise Parties your proxy FOR the election of the  Mona (Xuan) Zhang by taking the following steps:

•	SIGNING the enclosed GOLD universal proxy card;

•	DATING the enclosed GOLD universal proxy card; and

•	MAILING the enclosed GOLD universal proxy card TODAY in the envelope provided (no postage is required if mailed in the United States); or

•	VOTING BY INTERNET using the unique "control number" and following the instructions that appear on your GOLD universal proxy card.

You may vote your shares in person at the Annual Meeting; however, even if you plan to attend the Annual Meeting, we recommend that you submit your GOLD universal proxy card by mail by the applicable deadline so that your vote will still be counted if you later decide not to attend the Annual Meeting. If any of your shares of common stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of common stock and only upon receipt of your specific instructions.  Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed GOLD universal voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Richard Ding as set forth below.

If you have any questions, require assistance in voting your GOLD universal proxy card or need additional copies of the Goldenwise Group proxy materials, please contact Saratoga at the phone numbers or email listed below.

Saratoga Proxy Consulting LLC

520  8th Avenue, 14th Floor

New York, NY  10018

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PHUNWARE, INC. 2026 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF

THE GOLDENWISE GROUP AND OTHER PARTICIPANTS

THE BOARD OF DIRECTORS OF PHUNWARE, INC.

IS NOT SOLICITING THIS PROXY.

The undersigned appoints Richard Ding, John Ferguson and Mike Coronato as attorneys and agents with full power of substitution to vote all shares of common stock of Phunware, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the fiscal year 2026 Annual Meeting of Stockholders of the Company scheduled to be held on  December 17, 2026 at 11:00 A.M. Eastern Time, including any adjournments, postponements or continuations thereof and any meeting which may be called in lieu thereof.  The Annual Meeting will be held virtually at the following website: www.cesonlineservices.com/phun26_vm.

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to Mr. Ding a reasonable time before this solicitation.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED WITH RESPECT TO PROPOSAL 1 OF THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED "FOR" MONA (XUAN) ZHANG, BUT THIS PROXY WILL NOT BE VOTED ON ANY OTHER PROPOSAL.  FOR PROPOSALS OTHER THAN THE ELECTION OF DIRECTORS (PROPOSALS  2,  3 AND 4), YOUR SHARES WILL BE VOTED ON THE GOLD CARD ONLY AS DIRECTED.  IF NO DIRECTION IS PROVIDED ON MANAGEMENT PROPOSALS 2, 3 AND 4, YOUR SHARES WILL BE VOTED "ABSTAIN" ON PROPOSALS 2, 3 AND 4.

This Proxy will be valid until the completion of the Annual Meeting. This Proxy will only be valid in connection with the Goldenwise Group's solicitation of proxies for the Annual Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

GOLD PROXY CARD

[X] Please mark vote as in this example

THE GOLDENWISE PARTIES STRONGLY RECOMMEND THAT SHAREHOLDERS VOTE "FOR" MONA (XUAN) ZHANG AND "WITHHOLD" AS TO THE COMPANY NOMINEE ELLIOT HAN LISTED BELOW IN PROPOSAL 1.

IMPORTANTLY, IF YOU MARK MORE THAN ONE (1)  OF THE "FOR" BOXES WITH RESPECT TO THE ELECTION OF DIRECTORS, ALL OF YOUR VOTES FOR THE ELECTION OF DIRECTORS WILL BE DEEMED INVALID.

IF YOU HAVE PROVIDED NO DIRECTION WITH RESPECT TO THE ELECTION OF DIRECTORS, WE WILL VOTE YOUR SHARES "FOR" MONA (XUAN) ZHANG.

FOR PROPOSALS OTHER THAN THE ELECTION OF DIRECTORS (PROPOSALS  2,  3 AND 4), YOUR SHARES WILL BE VOTED ON THE GOLD CARD ONLY AS DIRECTED.  IF NO DIRECTION IS PROVIDED ON MANAGEMENT PROPOSALS 2, 3 AND 4, YOUR SHARES WILL BE VOTED "ABSTAIN" ON PROPOSALS 2, 3 AND 4.

THE NAMED PROXIES WILL EXERCISE THEIR DISCRETION ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, SUBJECT TO APPLICABLE LAW.

1. To elect one director to hold office for a three-year term expiring at the Company's  2029 Annual Meeting of Stockholders or until his or her respective successor is elected or qualified.

THE GOLDENWISE GROUP RECOMMENDS THAT YOU VOTE "FOR" THIS NOMINEE.

(a) Mona (Xuan) Zhang  [  ] FOR  [  ] WITHHOLD

THE GOLDENWISE GROUP RECOMMENDS THAT YOU "WITHHOLD" AS TO THE COMPANY NOMINEE.

(a) Elliot Han  [  ] FOR  [  ] WITHHOLD

THE GOLDENWISE GROUP MAKES NO RECOMMENDATION REGARDING THE FOLLOWING MANAGEMENT PROPOSALS.

2. MANAGEMENT PROPOSAL: To ratify the selection by the Audit Committee of the Board of CBIZ CPAs P.C. ("CBIZ") as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2026.	For [ ] Against [ ] Abstain [ ]
3. MANAGEMENT PROPOSAL: To consider a non-binding advisory vote to approve the compensation of the Company's named executive officers.	For [ ] Against [ ] Abstain [ ]

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4. MANAGEMENT PROPOSAL: To consider the frequency of stockholders' non-binding advisory vote on compensation of the Company's named executive officers.	One Year [ ] Two Years [ ] Three Years [ ] Abstain [ ]

DATED: ____________________________

____________________________________
(Signature)

____________________________________
(Signature, if held jointly)

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(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN HICH THEY ARE SIGNING. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.

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